FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports Fourth Quarter and Full Year 2012

Preliminary Results

BAODING, Hebei, China – March 11, 2013 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced preliminary unaudited financial results for the fourth quarter and full year 2012 ended December 31, 2012.

As the Company has entered into negotiations for a potential sale of the land and buildings of its headquarters compound, the full audited financial results and annual report Form 10-K will be filed on or before March 18 2013, which is the deadline for submission to the Securities and Exchange Commission. The outcome of this negotiation is not expected to have a material impact on the Company’s fourth quarter and full year 2012 results.

Financial Highlights:

US$ million	4Q 2012	YOY Change	FY 2012	YOY Change
Revenue	43.5	11.9%	151.1	0.3%
Corrugating medium paper	30.9	125.4%	95.8	117.7%
Offset printing paper	11.7	-49.7%	49.1	-50.1%
Digital photo paper	0.9	-52.9%	6.2	-25.0%
Gross profit	6.7	-20.0%	27.1	-17.9%
Gross margin	15.4%	-6.1pp	17.9%	-4.0pp
Corrugating medium paper	15.4%	-11.3pp	18.5%	-10.0pp
Offset printing paper	15.7%	-2.1pp	16.2%	-1.8pp
Digital photo paper	10.6%	-18.6pp	23.3%	-10.2pp
Loss on impairment of assets	2.8	N/A	2.8	N/A
Operating income	3.0	-60.6%	21.0	-30.3%
Net income	2.0	-63.6%	14.7	-32.2%
EBITDA	5.2	40.9%	29.3	-15.3%

Note: Pp represents percentage points.

Key Highlights for Fourth Quarter 2012:

•	Revenues up driven by accelerating ramp-up of new 360,000 tonne-per-year Corrugating Medium Paper line (“CMP”) with sales volume up by 153.6% YoY
•	Profitability affected by continuing weak product prices and a $2.8 million, one-time impairment loss due to the planned renewal of its legacy line to reinforce cost-leadership position in North China
•	Excluding the non-cash charge related to the impairment loss, non-GAAP operating income was $5.7 million, and non-GAAP net income was $4.7 million.
•	Progress in tissue paper business expansion to capture higher value and high growth market

Key Highlights for Full Year 2012:

•	CMP sales volume rose by 135.3% YoY to 254,500 tonnes, of which 69.1% were from the new production line launched in December 2011
•	Excluding the non-cash charge related to the impairment loss, non-GAAP operating income was $23.6 million, and non-GAAP net income was $17.3 million.
•	Cash position significantly improved to $13 million supported by strong cash flow from operations
•	Board implemented regular dividend payout after its first quarterly cash dividend of $0.0125 per share in the second quarter of 2012.

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Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “2012 has been a difficult year for the paper industry in China and product prices have been weak for the most part. As we disclosed to the market in previous quarters, there were also operational disruptions back in the second and early third quarters that have all been resolved. We have also successfully begun the ramp-up of our new CMP line, which boosted our sales volume by 154% in the fourth quarter, and we will continue to accelerate this ramp up for 2013.”

“As China continues to develop, we see a sustainable long term growth demand for paper, and prospects remain bright for Orient Paper, particularly in North China, where we have strengthened our cost-leadership position. With CMP as our core business, we have just begun the renovation of our legacy 150,000 tonne-per-year-line in anticipation of increased regulatory concerns on energy efficiencies and to further upgrade the quality of our CMP products. The renewal program will provide us with an increased annual capacity of 250,000 tonnes upon completion next year. As a result, the Company has made a provision of a one-off impairment loss of US$2.8 million for 2012 in anticipation of this renovation,” continued Mr. Liu.

Mr. Liu added, “Furthermore, we are pleased that our cash position has improved significantly, supported by strong recurring cash flows from operations that will give us the necessary fuel to fund our business expansion plans. In the last quarter, Orient Paper also made head-start progress in our tissue business expansion where we are aiming to capture the growing demand in the underpenetrated market especially here in North China.”

Financial Review:

Fourth Quarter ended December 2012 Financial Results compared with quarter ended December 2011

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 4Q 2012 are presented as follows:

	Sales Volumes (Tonne)	YOY Change	Revenue (US$ million)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	83,769	153.6%	30.9	125.4%	369	-11.1%
Offset Printing Paper	16,823	-42.2%	11.7	-49.7%	697	-13.0%
Digital Photo Paper	237	-49.5%	0.9	-52.9%	3,720	-6.7%

Revenue

Total Revenue in the fourth quarter of 2012 was $43.5 million, increased 11.9% from $38.9 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP in the quarter increased 125.4% to $30.9 million, representing 71.0% of total revenue. The increase was a direct outcome of the ramp up of the new production line.
-	Volumes sold during the fourth quarter were up 153.6% to 83,769 tonnes, of which 63,689 tonnes, or 76.0%, of total CMP sold in the fourth quarter of 2012 were produced by the new production line.
-	ASP decreased 11.1% year-over-year to $369/tonne in the fourth quarter of 2012, due to the prevailing economic slowdown in China, as manufacturing activities contracted as a result of the debt and fiscal crisis in Europe, as well as the Chinese government’s efforts to cool off domestic construction activities.

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Offset Printing Paper

-	Revenue from offset printing paper in the quarter decreased 49.7% to $11.7 million, representing 27.0% of total revenue.
-	Volumes sold during the quarter were down 42.2% to 16,823 tonnes. In the fourth quarter of 2011, 5,884 tonnes was sold from the trading activities, while none were sold in the fourth quarter of 2012, due to the suspension of all trading activities of offset printing paper since the first quarter of 2012, since the lower ASP affected trading margins severely.
-	ASP decreased 13.0% year-over-year to $697/tonne in the fourth quarter of 2012.
-	The decrease in revenue was mainly due to softening demand for printing paper in the North China region and lower ASP.

Digital Photo Paper

-	Revenue from digital photo paper in the quarter decreased 52.9% to $0.9 million, representing 2.0% of total revenue.
-	Volumes sold during the quarter dropped 49.5% to 237 tonnes, resulting from the suspension of night-time operations due to intensifying restrictions from government urban planning officials and pressure from the residential community, owing to the increasing presence of residential buildings in the neighborhood.
-	ASP decreased 6.7% year-over-year to $3,720/tonne in the fourth quarter of 2012.

Cost of Sales

Cost of Sales in the fourth quarter of 2012 was $36.8 million, up 20.6%, primarily due to the increase in sales and revenue of CMP in the quarter, while costs per tonne for CMP moved slightly up by 2.6% to $312, as prices for the CMP raw material went up sharply by 25.3% by the end of the fourth quarter as compared to the end of the third quarter.

Gross Profit

Gross profit in the fourth quarter of 2012 was $6.7 million, down 20.0% from $8.4 million for the fourth quarter of 2011. The decline was mainly due to the falling average selling prices of the offset printing paper and CMP.

Overall gross margin in the fourth quarter of 2012 was 15.4%, down from 21.5% for the fourth quarter of 2011. Gross profit margins for CMP, offset printing paper and digital photo paper for the fourth quarter of 2012 were 15.4%, 15.7% and 10.6%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were $0.9 million for the fourth quarter of 2012, up 94.4% from $0.5 million for the fourth quarter of 2011. The increase was mainly due to the currency exchange gain/loss between intercompany transactions and increase in depreciation of properties and land use rights amortization, and the increase in wages and salary in the fourth quarter 2012.

Income from Operations & Operating Margin

Income from operations was $3.0 million for the fourth quarter of 2012, down 60.7% from $7.6 million for the fourth quarter of 2011, primarily due to weakened demand, and a provision of a one-off impairment loss of US$2.8 million for the renovation of a 150,000 tonnes/year CMP production line. Despite the difficult operating environment, the Company achieved an operating margin of 6.9%, compared to 19.7% a year ago.

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EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $5.2 million, down 40.9% from $8.7 million. *(Refer to Table 1 for a discussion of non-GAAP financial measures, including the reconciliation EBITDA to net income).

Net Income

Net income was $2.0 million, down 63.6% from $5.5 million. Basic and diluted earnings per share for the fourth quarter of 2012 were $0.11 compared to $0.30 for the corresponding period of 2011. Weighted average shares used in the calculation of diluted earnings per share were 18,459,775 in the fourth quarter of 2012 compared to 18,350,186 in the corresponding period of 2011.

Cash, Liquidity and Financial Position

The Company is now better capitalized and highly liquid with strong cash flows from its operating activities compared to the financial position at the end of 2011, and its cash position has recovered to normal levels after the construction of the new 360,000 tonne-per-year CMP production line.

As of December 31, 2012, cash and cash equivalents were $13.1 million, compared to $4.2 million at the end of 2011. In the full year of 2012, Orient Paper generated net cash flow from operating activities of $22.1 million, representing an increase of 18.7%, from $18.6 million for the corresponding period of 2011. The Company incurred $14.8 million in cash expenditures for the construction of employee dormitories and ancillary facilities of the new 360,000 tonnes-per-year production line, as well as facilities to house the new 75-tonne boiler, and additional power substation equipment.

Recent Developments

Operation Updates

Relocation plan and proposed sale of Headquarters estate

The Company has been notified of a recent Xushui County urban redevelopment plan mandate affecting the current site of our headquarters compound and Digital Photo Paper facility and the neighboring area, which will be re-zoned for residential use only. This mandate would require manufacturers, including Orient Paper, to eventually cease all operations currently conducted within this area.

To comply with this government mandate, the Company has initiated the process of relocating our offices and facilities to a new site, and for this purpose, we have entered into negotiations concerning the potential sale of this property with Hebei Fangsheng Real Estate Development Co. Ltd. (“Fangsheng”), a real estate development company owned by Mr. Zhenyong Liu, our Chairman and Chief Executive Officer.

We intend to pursue negotiations with respect to a potential sale of our headquarters compound to Fangsheng on an arm’s length basis with Fangsheng, and will only consummate the sale to Fangsheng on terms that will be not less advantageous to us than as if Fangsheng were an independent, unaffiliated party. We will enter into legally binding agreements with Fangsheng in connection with the potential sale only upon appraisals by independent appraisal firms, and a finding by our Audit Committee and Board of Directors that these conditions have been met.

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Production Line Ramp Up

Having resolved all operational issues involving its boiler and water treatment, and successfully completed the installation of its new 75 tonnes/hour boiler in the third quarter of 2012, Orient Paper continued to ramp up its new 360,000 tonne-per-year CMP line. For the fourth quarter 2012, the new production line achieved an average utilization rate of 69.0%, compared to 52.0% in the previous quarter. Ramping up further, the Company estimates annual production output for the new line to reach from 245,000 to 271,000 tonnes for the year of 2013.

Renew Production Lines - Phase out old line and Rebuild new line

As announced earlier, Orient Paper will renovate its 150,000 tonnes-per-year CMP legacy line in anticipation of increased regulatory concerns on energy efficiencies and to further upgrade the quality of its CMP products. Preparation for the renovation has started in March 2013 and is expected to be completed in the third quarter of 2014, and during that time, production for this line will be suspended. The Company expects that once the renovated line comes online, it will have an increased capacity of 250,000 tonnes per year.

During this renovation, Orient Paper expects revenue impact to be limited as the Company plans to continue to ramp up utilization of its new 360,000 tonnes-per-year CMP production line.

As a result, the Company made a provision of a one-off impairment loss of US$2.8 million for the fiscal year ended December 31, 2012 in anticipation of this renovation.

Business Updates

Tissue paper expansion

As announced in January 2013, Orient Paper has secured the land lease for a 300 mu parcel of land (approximately 200,000 square meters) in the Wei County Economic Development Zone in Hebei for the lease payment of RMB3.6 million (US$580,000) per annum, for its new household/tissue paper production facilities.

In addition, the Company has signed the construction and installation contract for the first of its two household/tissue paper production lines, each having a designed capacity of 15,000 tonnes-per-year in these facilities. The consideration for the first production line under the contract is RMB31 million (US$5.0 million), funded by the Company’s cash on hand, with installation targeted for completion by the end of the second quarter of 2014. The total estimated cost of the two tissue paper production lines and related facilities will be approximately US$43.5 million.

Fourth Quarter Dividend

In line with its earlier announced decision on a regular dividend payout, the Company announced on December 6, 2012, another quarterly dividend of $0.0125 per share, with the record date on December 17, 2012. The dividends were paid on December 31, 2012.

Conference Call Rescheduled

The Company will host a conference call at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Tuesday, March 19, 2013, to discuss its quarterly and full year results and recent business activities. Details of the conference call will be released together with the issue of the audited results.

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About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

Fleishman-Hillard

T: +852-2530-0228

E: ir@orientpaperinc.com

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* Table 1

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)

	For the Three Months Ended December 31		For Year Ended December 31
	2012	2011	2012	2011
Net income	$2.0	5.5	14.7	21.6
Add: Income tax	0.8	1.9	5.5	7.8
Add: Net interest expense	0.2	0.2	0.9	0.7
Add: Depreciation and amortization	2.2	1.1	8.4	4.4
EBITDA	$5.2	8.7	29.5	34.6

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